Exhibit 99

            SILICONIX REPORTS FIRST QUARTER INCOME OF $0.40 PER SHARE

    SANTA CLARA, Calif., May 3 /PRNewswire-FirstCall/ -- Siliconix incorporated (Nasdaq: SILI), an 80.4% subsidiary of Vishay Intertechnology, Inc. (NYSE: VSH), today announced net income of $11.9 million, or $0.40 per share, for the first quarter ended April 2, 2005. This is an increase of 19% over the net income of $10.0 million, or $0.33 per share, in the fourth quarter of 2004 and a decrease of 15% from the net income of $14.0 million, or $0.47 per share, in the first quarter of 2004. Sales for the first quarter of 2005 were $103.5 million, a decrease of 3% from the $106.3 million in the fourth quarter of 2004 and 14% from the $120.7 million for the first quarter of 2004.

    The gross margin for the first quarter of 2005 was 28%, compared to 25% in the fourth quarter of 2004 and 30% in the first quarter of 2004. The sequential improvement resulted from an improved product mix, cost reductions, material savings and in-house capacity utilization, offset by a very slight decline in average selling prices. The decline of the gross margin year over year resulted from a significant reduction in average selling prices and a drop in volume, offset somewhat by an improved product mix, continuous cost reductions and material savings.

    Research and development expenses were flat sequentially as the Company continues to fuel the need for innovation and invention. Selling, marketing and administration expenses were flat sequentially and decreased 4% quarter-to-quarter, due to lower commissions based on the reduced sales volume.

    Dr. King Owyang, Siliconix President and CEO, said, "Our bookings improved sequentially for the second consecutive quarter, even though our major distribution customers' inventory policies remain very conservative. One factor driving this phenomenon is that these distributors do not want to have a significant amount of lead-containing product on their shelves, as some of their customers have suddenly demanded lead-free products. This in turn creates challenging inventory management issues for us. We can make every product we sell in lead-free form, but not all end-users are ready for lead- free products."

    He continued, "We are hesitant to conclude that we are in the midst of a significant recovery, but we continue to believe that our three key markets, cellular phones, portable computers and digital consumer appliances, will experience moderate growth in 2005. We also believe that the first quarter represents the bottom of the current downturn, and we are continuing our capacity expansion program according to plan so that we may better serve our customers."

    He noted, "We introduced a total of 38 new products in the first quarter of 2005, offering continuous improvement in terms of cost relief and performance advantages for our customers. Included in our releases are an expansion of our analog switch low voltage family in our MicroFOOT(R) and SC- 70 packages. Our Power IC line continues to expand with the addition of white LED drivers and half-bridge motor control devices. In our Power MOSFET line we introduced our breakthrough 1.5V gate-rated process ideal for low voltage applications such as cell phones. We have added a series of products in the 200V arena for active clamp fixed telecom applications in a variety of packages. Finally, our high threshold, low resistance product offers best in class performance for "under the hood" automotive applications. We continue our focus on design activity, successfully completing 307 new designs in consumer, computer, communication and automotive applications. We are also pleased with our design efforts on reference designs for complementary products."

    He concluded, "Our consistent approach to solution-based investments will continue to enhance our leadership in key markets. At the same time, our cost reduction programs and improving manufacturing efficiencies position us to further penetrate power management applications in the telecommunications, portable computer, consumer, industrial, and automotive markets. We believe that this strategy is behind our success, both in the marketplace and financially. The Company's financial position remains very strong; we are debt-free and continue to finance our growth with internal profits."

    Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, the company's facilities include a company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, Calif., and a Class 1 wafer fab located in Itzehoe, Germany, utilized under a lease arrangement. The company's products are also fabricated by subcontractors in Japan, Germany, China, Taiwan and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.

    Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

    The Siliconix results will be discussed during the Vishay Intertechnology, Inc. conference call scheduled for Tuesday, May 3, 2005 at 11:00 AM (EDT). The dial-in number for the conference call is 800-230-1766 (612-332-0636 if calling from outside the United States or Canada). The conference operator will require the following information in order to admit you into the call: Company Name:
Vishay Intertechnology, Inc.; and Moderators: Vishay Executives. There will be a replay of the conference call from 2:30 PM (EDT) on Tuesday, May 3, 2005 through 11:59 PM (EDT) on Sunday, May 8, 2005. The telephone number for the replay is 800-475-6701 (320-365-3844 if calling from outside the United States or Canada). The access code is 779818.

    Statements contained herein that relate to the Company's future performance, including statements with respect to anticipated improvements in the Company's business and business climate, future product innovation, and implementation of cost savings strategies, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that the Company serves, cancellation of orders, difficulties in new product development, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its December 31, 2004 Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 15, 2005, as amended by its Form 10- K/A filed with the SEC on April 22, 2005. You are urged to refer to the Company's Form 10-K, as amended, for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events, or otherwise.

                             SILICONIX INCORPORATED
                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS*
                                    Unaudited

                                                    Fiscal quarter ended
                                            ------------------------------------
                                             April 2,     Dec. 31,     April 3,
(In thousands, except per share amounts)       2005         2004         2004
----------------------------------------    ----------   ----------   ----------
Net sales                                   $  103,525   $  106,282   $  120,667
Cost of sales                                   74,471       79,247       84,855

Gross profit                                    29,054       27,035       35,812

Operating expenses:
Research and development                         4,537        4,514        5,294
Selling, marketing, and administration          12,674       12,723       13,224

Operating income                                11,843        9,798       17,294
Interest income (expense)                        1,506        1,254          463
Other income (expense) - net                     1,972        1,505          291

Income before taxes and minority
 interest                                       15,321       12,557       18,048
Income taxes                                     3,358        2,533        3,963
Minority interest in income of
 consolidated subsidiary                            60           60           60
Net income                                  $   11,903   $    9,964   $   14,025

Net income per share (basic
 and diluted)                               $     0.40   $     0.33   $     0.47

Shares used to compute earnings per
 share                                          29,879       29,879       29,879

* On February 1, 2005, the Board of Directors of Siliconix approved the acquisition by Siliconix of Vishay Semiconductor Itzehoe GmbH ("VSIG") from Vishay Intertechnology, Inc. In accordance with generally accepted accounting principles for a merger of entities under common control, this transaction has been recorded in a manner similar to a pooling of interests. Accordingly, these financial statements have been combined to include the accounts of Siliconix incorporated and VSIG (renamed "Siliconix Itzehoe GmbH") for all periods presented. Additional information on this basis of presentation is described in Note 1 to the Combined Consolidated Financial Statements, which is included in the Siliconix Annual Report on Form 10-K filed with the Securities and Exchange Commission.

                             SILICONIX INCORPORATED
                      COMBINED CONSOLIDATED BALANCE SHEETS

                                                 April 2,      December 31,
(In thousands)                                     2005            2004
--------------------------------------------   ------------    ------------
                                                (Unaudited)
Assets
Current assets:
  Cash and cash equivalents                    $    286,921    $    305,739
  Accounts receivable, net                           39,130          36,553
  Accounts receivable from affiliates                23,647          22,189
  Inventories                                        74,677          69,987
  Other current assets                               28,225          29,577
  Deferred income taxes                               4,970           4,780
    Total current assets                            457,570         468,825

Property and equipment, at cost:
  Land                                                1,715           1,715
  Buildings and improvements                         63,013          62,686
  Machinery and equipment                           491,279         480,488
                                                    556,007         544,889
  Less accumulated depreciation                     369,576         361,654
    Net property and equipment                      186,431         183,235
Goodwill                                              7,445           7,445
Other assets                                         24,439          24,197
    Total assets                               $    675,885    $    683,702

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $     24,171    $     31,668
  Accounts payable to affiliates                     28,528          30,743
  Payable to Vishay for VSIG                              -          10,200
  Accrued payroll and related compensation           10,724          10,938
  Other accrued liabilities                          42,366          42,331
    Total current liabilities                       105,789         125,880

Accrued pension benefits                              3,188           3,129
Deferred income taxes                                12,862          12,860
Other non-current liabilities                        62,935          62,228
Minority interest                                     3,203           3,143
    Total liabilities                               187,977         207,240

Commitment and contingencies

Stockholders' equity:
  Common stock                                          299             299
  Additional paid-in-capital                         54,685          54,684
  Retained earnings                                 434,134         422,231
  Accumulated other comprehensive loss               (1,210)           (752)
    Total stockholders' equity                      487,908         476,462
    Total liabilities and
     stockholders' equity                           675,885         683,702

Contact:  Peter G. Henrici, Vice President,
          Investor Relations, Siliconix incorporated
          (NASDAQ NSM: SILI)
          408-567-8400

SOURCE  Siliconix incorporated
    -0-                             05/03/2005
    /CONTACT: Peter G. Henrici, Vice President, Investor Relations, Siliconix incorporated of Siliconix incorporated, +1-408-567-8400/
    /Web site:  http://www.siliconix.com /
_